As filed with the Securities and Exchange Commission on November 6, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT

Under
The Securities Act of 1933

NaaS Technology Inc.

(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Newlink Center, Area G, Building 7, Huitong Times Square

No.1 Yaojiayuan South Road, Chaoyang District

Beijing, 100024, The People’s Republic of China

+86 (10) 8551-0808

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, and telephone number of agent for service)

Copies to:
Richard J. Chang, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Suite 2202, Building C, Yintai Center

#2 Jianguomenwai Ave.

Chaoyang District

Beijing, P.R. China 100022

+86 10 5680 3888

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

*	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2026

NaaS Technology Inc.

Class A Ordinary Shares
Preferred Shares
Debt Securities
Warrants
Subscription Rights
Units

We may from time to time offer, issue and sell up to US$200,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our Class A ordinary shares, par value US$0.000001 per share, including in the form of American depositary shares, or ADSs, preferred shares, debt securities, warrants to purchase Class A ordinary shares and preferred shares, subscription rights and a combination of such securities, separately or as units, in one or more offerings. We refer to our ADSs, Class A ordinary shares, preferred shares, debt securities, warrants, subscription rights and units collectively as “securities” in this prospectus. This prospectus provides a general description of offerings of these securities that we may undertake.

We will provide specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 45 of this prospectus.

The ADSs are listed on the Nasdaq Stock Market, or Nasdaq, under the ticker symbol “NAAS.” On November 3, 2026, the closing price of the ADSs on Nasdaq was US$2.27 per ADS.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our ordinary shares in any 12-month period so long as the aggregate market value of our issued and outstanding ordinary shares held by non-affiliates remains below US$75,000,000. The aggregate market value of our issued and outstanding Class A ordinary shares held by non-affiliates, or public float, as of November 3, 2026, was approximately US$26.2 million, which was calculated based on 36,874,327,703 Class A ordinary shares held by non-affiliates and the per ADS price of US$2.27, which was the closing price of the ADSs on November 3, 2026. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Investing in these securities involves a high degree of risk. Furthermore, investors should be aware that there are various other risks relating to the securities, the issuer and its subsidiaries, their business and their jurisdictions of operations which investors should familiarize themselves with before making an investment in the securities. Please carefully consider the risks discussed under “Risk Factors” in this prospectus beginning on page 10, in any accompanying prospectus supplement or in our reports filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to invest in our securities.

NaaS Technology Inc. is not an operating company but a Cayman Islands holding company. Our operations are primarily conducted through our PRC subsidiaries. Investors in our ADSs thus are purchasing equity interest in a Cayman Islands holding company and not in an operating entity. As a holding company, NaaS Technology Inc. may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to NaaS Technology Inc. may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow our holding company structure, which would likely result in a material change in our operations and could cause the value of our securities to significantly decline or become worthless.

On June 10, 2022, RISE Education Cayman Ltd (“RISE”) completed its merger with Dada Auto through a two-step merger (the “Closing”) in which Dada Auto became a wholly-owned subsidiary of RISE (together, the “Mergers”), and changed its name to “NaaS Technology Inc.” and its ticker from “REDU” to “NAAS.” “We,” “us,” “our,” “our company,” or the “Company” means, upon and after the Closing, NaaS Technology Inc. and its subsidiaries and, prior to the Closing, RISE Education Cayman Ltd and its consolidated subsidiaries.

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on overseas offerings, antimonopoly regulatory actions, and oversight on cybersecurity and data privacy as the PRC legal system and regulatory environment continue to rapidly evolve, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or other foreign country. The PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature, such as data security or anti-monopoly related regulations, may cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Related to Doing Business in China—The PRC government has significant oversight over business operations conducted in China, and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs.” in our annual report on Form 20-F for the year ended December 31, 2025 (the “2025 Form 20-F”), which is incorporated herein by reference. Moreover, risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our ADSs. For more details, see “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us” in our 2025 Form 20-F. These risks could materially and adversely impact our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless.

Pursuant to the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”), if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our current auditor, our previous auditor that issued the audit report included in our 2025 Form 20-F and the auditors that issued the audit reports included in RISE’s annual report on Form 20-F for the fiscal year ended December 31, 2021. In June 2022, the SEC conclusively listed RISE as a Commission-Identified Issuer under the HFCAA following the filing of RISE’s annual report on Form 20-F for the fiscal year ended December 31, 2021. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. As of the date of this prospectus, the PCAOB has not issued any new determination that it is unable to inspect or investigate completely registered public accounting firms headquartered in any jurisdiction. For this reason, we are not identified as a Commission-Identified Issuer under the HFCAA after we filed our annual report on Form 20-F for the fiscal year ended December 31, 2025. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections” and “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2025 Form 20-F.

NaaS Technology Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to NaaS Technology Inc. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require a foreign-invested enterprise to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprise’s registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by the PRC State Administration of Foreign Exchange (“SAFE”). These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell the securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using this shelf registration statement, we may, at any time and from time to time, offer and/or sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. Our 2025 Form 20-F is incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

●	“ADRs” means the American depositary receipts evidencing ADSs.
●	“ADS” means the American depositary share of NaaS Technology Inc., each representing 3,200 Class A ordinary shares of NaaS Technology Inc., par value US$0.000001 per share, as listed on Nasdaq Capital Market under the symbol “NAAS” upon and after the Closing, and the American depositary share of RISE Education Cayman Ltd prior to the Closing.
●	“China” or “PRC” means the People’s Republic of China.
●	“Class A ordinary share” means each Class A ordinary share of NaaS Technology Inc., par value US$0.01 per share for the period prior to January 29, 2026, and par value US$0.000001 per share effective on and after January 29, 2026.
●	“Class B ordinary share” means each Class B ordinary share of NaaS Technology Inc., par value US$0.01 per share for the period prior to January 29, 2026, and par value US$0.000001 per share effective on and after January 29, 2026.

●	“Class C ordinary share” means each Class C ordinary share of NaaS Technology Inc., par value US$0.01 per share for the period prior to January 29, 2026, and par value US$0.000001 per share effective on and after January 29, 2026.
●	“Class D ordinary share” means each Class D ordinary share of NaaS Technology Inc., par value US$0.01 per share for the period prior to January 29, 2026, and par value US$0.000001 per share effective on and after January 29, 2026.
●	“CSRC” means the China Securities Regulatory Commission.
●	“Dada Auto” is an exempted company incorporated with limited liability under the laws of the Cayman Islands.
●	“deposit agreement” means the deposit agreement dated as of October 19, 2017 and further amendments from time to time among us, JPMorgan Chase Bank, N.A., as depositary and all holders from time to time of ADRs issued thereunder.
●	“Effective Time” means the effective time of the Merger, which was on June 10, 2022.
●	“end-users” means EV drivers, being the end-users of our EV charging services.
●	“EV” means electric vehicle.
●	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
●	“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
●	“Kuaidian” means the Kuaidian mobile application, and Kuaidian Weixin mini-program, each of which connects EV drivers with charging stations and chargers.
●	“Merger” or “Mergers” has the meaning ascribed to it on the prospectus cover.
●	“NaaS” means NaaS Technology Inc. and its subsidiaries.
●	“Nasdaq” means The Nasdaq Stock Market LLC.

●	“NewLink” means Newlinks Technology Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.
●	“ordinary share” means (i) each of our ordinary share, par value US$0.01 per share, outstanding immediately prior to the Effective Time, (ii) each of our Class A ordinary share, Class B ordinary share, Class C ordinary share and Class D ordinary share, par value US$0.01 per share, outstanding from the Effective Time to January 29, 2026; and (iii) each of our Class A ordinary share, Class B ordinary share, Class C ordinary share and Class D ordinary share, par value US$0.000001 per share, outstanding upon and after January 29, 2026.
●	“PCAOB” means the U.S. Public Company Accounting Oversight Board.
●	“PRC subsidiaries” means our subsidiaries in mainland China.
●	“PRC laws,” “PRC rules,” and “PRC regulations” mean the laws, rules and regulations of the PRC.
●	“Renminbi” or “RMB” means the legal currency of the PRC, and “US$” or “U.S. dollars” means the legal currency of the United States.
●	“Restructuring” means the series of transactions that NaaS completed in 2022 to restructure its organization and its EV charging service business, as described in greater detail in “Item 4. Information on the Company—A. History and Development of the Company” in our 2025 Form 20-F.
●	“RISE” means RISE Education Cayman Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and, if applicable, its consolidated subsidiaries. Upon the Closing, RISE changed its name to “NaaS Technology Inc.”
●	“SEC” means the United States Securities and Exchange Commission.
●	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
●	“we,” “us,” “our,” “our company,” or the “Company” means, upon and after the Closing, NaaS Technology Inc. and its subsidiaries and, prior to the Closing, RISE Education Cayman Ltd and its consolidated subsidiaries.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB6.9931 to US$1.00, the exchange rate in effect as of December 31, 2025 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts referred to in this prospectus could have been, or could be, converted to U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend”, “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

●	our goals and strategies;
●	our future business development, financial conditions and results of operations;
●	our ability to continuously develop new technology, services and products and keep up with changes in the industries in which we operate;
●	the expected growth of China’s EV charging industry and EV charging service industry and our future business development;
●	our expectations regarding demand for and market acceptance of our products and services;
●	our ability to protect and enforce our intellectual property rights;
●	our ability to attract and retain qualified executives and personnel;
●	U.S.-China trade war and its effect on our operation, fluctuations of the RMB exchange rate, and our ability to obtain adequate financing for our planned capital expenditure requirements;
●	our expectations regarding our relationships with end-users, customers, suppliers and other business partners;
●	competition in our industry;
●	relevant government policies and regulations related to our industry; and
●	fluctuations in general economic and business conditions in China and globally.

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any applicable prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any applicable prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

v

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included or incorporated by reference in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs.

Overview

We are a new energy asset operation service provider, leveraging artificial intelligence (AI) technology to achieve intelligent matching of electric vehicle charging supply and demand. We provide convenient, efficient and smart charging services for electric vehicle owners, while helping charging station operators to improve operational efficiency and profitability. Our solutions benefit related stakeholders along the industry value chain such as charging station operators, auto OEMs, and end-users in the following ways:

●	Charging Services. We provide an integrated set of charging services to charging stations that mainly includes mobility connectivity services. We offer effective mobility connectivity services through online platforms that boost the visibility of charging stations and charging piles and connects end-users with suitable charging infrastructure. We offer full station operation services and deliver charging services at charging stations that are operated under this model. We also provide other online solutions, including software as a service or SaaS products that digitalize and upgrade key aspects of the operations and the management of charging stations.

●	Energy Solutions. We offer integrated solutions covering the planning, deployment, and operational optimization of EV charging for energy asset owners. Our solutions mainly include site selection, hardware procurement and EPC (engineering, procurement, and construction).
●	New Initiatives. We deliver electricity procurement, non-charging and other services that aim to enhance the efficiency and profitability of energy assets.

Charging Services

We offer a comprehensive set of charging services. Our mobility connectivity services provide integrated online EV charging solutions for charging stations and enable a frictionless and hassle-free charging experience for end-users through online platforms. We are also pioneering digitalized operation and we provide SaaS products to support the management of key aspects of charging stations’ daily task.

Mobility Connectivity Services

Our mobility connectivity services increase the visibility of charging stations and chargers and provide channels for them to gain access to end-users through online platforms. Through these platforms, we provide centralized and reliable charging station information, connecting numerous charging stations and chargers, and making information about them readily accessible to end-users.

Full Station Operation

In addition to providing mobility connectivity services, we also independently and fully operate stations for station owners. Under this model, we obtain the operational rights to a charging station and take full responsibility for running the entire operation of that station, including the delivery of charging services. We retain all of the revenue after paying a fee fixed to the total transaction volume to the station owner.

Other Online Solutions

We also provide other online solutions, including SaaS products, that extend to traffic support and management, marketing, payment, chargers management, order management, load management, and membership management. We also provide phone support to both energy asset owners and end-users. We also work with certain EV OEMs to provide functions and applications within the pre-installed software of their EVs.

Energy Solutions

Our energy solutions cover the planning, deployment, and operational optimization of EV charging for energy asset owners. We provide site selection and EPC services of charging stations and support hardware procurement.

EPC Services

Our established EV charging network and extensive industrial experience equip us with valuable insights into market demands and business conditions, which allow us to provide tailored one-stop construction services covering the identification of station location, station design and EPC services. We engage third-party contractors to complete the construction work.

Procurement

We procure suitable chargers at bulk purchase prices from our partner charger manufacturers and re-sell these chargers to charging stations.

In relation to our hardware procurement, NaaS had historically limited its participation to the facilitation of sales transactions, generating revenues by charging a take rate on the procurement value. We have been directly undertaking procurement and sales activities since 2022.

New Initiatives

Electricity Procurement

We provide electricity procurement services to charging stations. Leveraging the vast number of charging stations on our network, we are able to aggregate procurement requirements for electricity and negotiate for and secure electricity at favorable prices.

We additionally provide a cloud-based virtual power plant platform to facilitate the establishment of a modern energy system for charging stations. This is a platform to maintain the stability of a power supply that integrates distributed power sources including conventional energy and renewable energy, including solar power, wind power and hydro power, and connects them with EVs and charging stations. It allows scattered energy sources to function as if they were one power plant. Our virtual power plant platform offers two types of services to charging stations: it effects trading transactions in the electricity market with the electricity it collects and stores to earn price differences; it also responds to government peak shaving and load-filling demands.

Non-charging Services

We are able to boost charging station revenues by enabling the provision additional retail services as well as other amenities and ancillary services.

We are a pioneer in packaging non-charging retail and ancillary services into charging stations and have retail resources that are ready for deployment. We help charging stations adopt scenario-specific furniture and fixture or infrastructure designs with a variety of amenities and non-charging services, such as vending machines, massage chairs and car wash tunnels. We are also assisting in station design and decoration, furniture and fixture procurement with discounted prices for non-charging businesses. We charge commission fees to suppliers based on the value of the facility and the merchandise supplied to charging stations. By enabling charging stations to provide non-charging services, we are able to label charging stations on our network based on the amenities and ancillary services they offer. We work with our business partners to realize the full potential of this information by efficiently matching end-users  with the right charging stations that offer the right non-charging services. We are committed to decarbonization and the building of a green and sustainable future. We believe in clean energy and we are facilitating the adoption of EVs through the deployment and operation of EV charging infrastructure, allowing for the reduction of greenhouse gas emissions caused by traditional vehicles.

Our Holding Company Structure

NaaS Technology Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC subsidiaries. As a result, although other means are available for us to obtain financing at the holding company level, NaaS Technology Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to NaaS Technology Inc. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require foreign-invested enterprises to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprises’ registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by SAFE. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected.

The following diagram illustrates our corporate structure, including our principal subsidiaries as of the date of this prospectus:

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” in our 2025 Form 20-F, which is incorporated herein by reference.

Risks Relating to Our Business and Industry

●	NaaS is an early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the near term.

●	NaaS experienced rapid growth and we expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition could be adversely affected.
●	NaaS has a limited operating history. NaaS recently restructured certain aspects of its corporate organization and business operations, adopted a new and unproven business model and expanded into new business segments, and we are subject to significant risks in relation to such transition.
●	The EV charging industry and its technology are rapidly evolving and may be subject to unforeseen changes.
●	We face intense competition, including from a number of companies in China, and expect to face significant competition in the future as the public EV charging service industry develops.
●	NewLink exercises substantial influence over us. Our operation is dependent on our collaboration with NewLink.
●	We rely on our collaborative arrangements with the operator of Kuaidian in delivering our EV charging solutions.
●	Our results of operation and future profitability are and will remain highly dependent on the success of our online EV charging solutions.
●	Failure to effectively expand our sales and marketing capabilities could harm our ability to efficiently deliver our solutions, retain existing customers, increase our customer base, or achieve broader market acceptance of our solutions.
●	We rely on marketing, branding and promotional activities to maintain, enhance and protect our reputation and brand recognition, expand our business and improve the efficiency of our solutions, which activities may be costly and may not be effective.
●	We expect to raise additional funds and these funds may not be available when needed, if at all.
●	A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Risks Related to Doing Business in China

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory requirements on overseas offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or other foreign country. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless.

●	The PRC government has significant oversight over business operations conducted in China and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs. Also, the PRC government has recently indicated that it may exert more oversight and control over offerings that are conducted overseas by or foreign investment in China-based issuers. Therefore, investors of our ADSs face potential uncertainty from actions taken by the PRC government affecting our business and operations which could significantly limit or completely hinder our ability to offer or continue to offer securities and cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China— The PRC government has significant oversight over business operations conducted in China, and may intervene or influence our operations at any time, which could result in a material adverse change in our operations and the value of our ADSs.” PRC laws, regulations, and rules are rapidly evolving which may be preceded with short advance notice and could result in a material adverse change in our operations and the value of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—We may be required to obtain additional licenses in relation to our ongoing business operations and may be subject to penalties for failing to obtain certain licenses with respect to our past operations” in our 2025 Form 20-F.
●	Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and operations. See “Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business and operations” in our 2025 Form 20-F.
●	Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws, could result in a material adverse change in our operations and the value of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us” in our 2025 Form 20-F.

●	We are a holding company and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements. The funds in mainland China or in our PRC subsidiaries may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on our and our subsidiaries’ ability by the PRC government to transfer cash. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Although currently there are no equivalent or similar restrictions or limitations in Hong Kong on cash transfers in, or out of, Hong Kong or our Hong Kong subsidiaries, if certain restrictions or limitations in mainland China were to become applicable to cash transfers in and out of Hong Kong or our Hong Kong subsidiaries in the future, the funds in Hong Kong or in our Hong Kong subsidiaries, likewise, may not be available to fund operations or for other use outside of Hong Kong. Therefore, to the extent cash in our business is in mainland China or Hong Kong or our mainland China subsidiaries or Hong Kong subsidiaries, the funds may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. Cash transfers from our Hong Kong subsidiaries to NaaS Technology Inc. or our offshore subsidiaries are subject to tax obligations imposed by Hong Kong laws to the extent applicable. Uncertainties also exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed and if we fail to complete such registrations or record-filings, our ability to use foreign currency, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2025 Form 20-F.
●	The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections.
●	Our ADSs may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Risks Related to Our ADSs and Trading Market

●	Our multi-class share structure with different voting rights will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Class A ordinary shares and the ADSs may view as beneficial.
●	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.
●	Future issuance of ADSs or ordinary shares will result in additional dilution of the percentage ownership of our shareholders and could cause the price of the ADSs to fall.
●	Substantial future sales or perceived sales of the ordinary shares or ADSs in the public market could cause the price of the ADSs to decline.

Corporate Information

Our principal executive offices are located at Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing, China. Our telephone number at this address is +86 (10) 8551-0808. Our registered office in the Cayman Islands is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is https://www.enaas.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

The Securities We May Offer

We may offer Class A ordinary shares, including in the form of ADSs, preferred shares, debt securities, warrants, subscription rights and units in one or more offerings and in any combination, including in units from time to time. A general description of the securities we may offer is included in this prospectus under “Description of Securities.” A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

Implications of Being a Foreign Private Issuer

We are considered a “foreign private issuer.” Accordingly, we report under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with foreign private issuer status. This means that, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
●	our officers and directors are exempt from the short-swing rules contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting and short-swing rules contained in Section 16 of the Exchange Act; and
●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described under “Item 3. Key Information—3.D. Risk Factors” in our 2025 Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference or included in this prospectus or any accompanying prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SECURITIES

This prospectus contains a summary of our ordinary shares, including in the form of ADSs, preferred shares, debt securities, warrants, subscription rights and units that may be issued in the future. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$52,000, divided into 52,000,000,000 shares comprising (i) 48,100,000,000 Class A ordinary shares of a par value of US$0.000001 each, (ii) 300,000,000 Class B ordinary shares of a par value of US$0.000001 each, (iii) 1,400,000,000 Class C ordinary shares of a par value of US$0.000001 each, (iv) 16,000,000 Class D ordinary shares of a par value of US$0.000001 each, and (v) 2,184,000,000 shares as such Class or series (however designated) as the Directors may determine in accordance with the Company’s Memorandum and Articles of Association then in effect and the amount deemed to be paid up on each share shall be the par value.

The following are summaries of material provisions of our current memorandum and articles of association.

Our Memorandum and Articles of Association

Objects of Our Company. The objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares, Class B ordinary shares, Class C ordinary shares and Class D ordinary shares. Holders of our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights except for voting and conversion rights. The rights, preferences, privileges and restrictions of our Class D ordinary shares are set out in the Certificate of Designation of Class D Ordinary Shares dated September 4, 2025 appended to our articles of association. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share, whereas Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares under any circumstances. Class B ordinary shares are not convertible into Class C ordinary shares, and vice versa. Any number of Class B ordinary shares or Class C ordinary shares, as the case may be, held by a holder thereof will be automatically and immediately converted into an equal number of Class A ordinary shares upon the occurrence of any direct or indirect sale, transfer, assignment or disposition of such number of Class B ordinary shares and/or Class C ordinary shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B ordinary shares and/or Class C ordinary shares through voting proxy or otherwise to any person that is not Mr. Zhen Dai or his affiliates (excluding NewLink). Holders of our Class D Ordinary Shares shall have no right to convert their shares into any other class of share issued by the Company, nor into any American Depositary Share representing Class A ordinary shares of the Company.

In addition, any number of Class B ordinary shares held by Mr. Zhen Dai or his affiliates (excluding NewLink) shall be automatically and immediately converted into an equal number of Class A ordinary shares on the earlier to occur of (i) the total number of Class B ordinary shares directly and indirectly owned by Mr. Zhen Dai and his affiliates (excluding NewLink), which shall equal the sum of (A) the total number of Class B ordinary shares directly held by Mr. Zhen Dai and his affiliates (excluding NewLink), plus (B) the total number of Class B ordinary shares indirectly held by Mr. Zhen Dai and his affiliates (excluding NewLink) through NewLink, is smaller than 50% of the total number of the issued and outstanding Class B ordinary shares as of immediately after the Closing, and (ii) Mr. Zhen Dai having been convicted in a final and non-appealable judgment of, or having entered a plea of guilty to, a felony or criminal act resulting in his inability to perform his official duties at NaaS Technology Inc. for a period of more than 90 days.

Dividends. Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our currently effective memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each holder of Class A ordinary shares is entitled to one vote per share, each holder of Class B ordinary shares is entitled to 10 votes per share, each holder of Class C ordinary shares is entitled to two votes per share and each holder of Class D ordinary shares is entitled to 500 votes per share subject to vote at our general meetings. Our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In any such vote, each holder of Class D Ordinary Shares shall be entitled to five hundred (500) votes per share held of record by such holder. Each holder of issued and outstanding Class D Ordinary Shares shall be entitled to notice of all annual or extraordinary general meetings of shareholders (or requests for written consent) in accordance with our memorandum and articles of association. As long as any Class D Ordinary Share is issued and outstanding, the Company shall not, and shall not agree to, amend, restate, supplement, repeal or otherwise modify (including in connection with a merger, consolidation, recapitalization or otherwise) any provision of the Certificate of Designation of Class D Ordinary Shares or our memorandum and articles of association in a manner that alters or changes the rights, powers, preferences or privileges of the holders of the Class D Ordinary Shares, unless in each case, the prior written approval of the holders of a majority of the Class D Ordinary Shares issued and outstanding has been obtained. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our currently effective memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our currently effective memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our currently effective memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of ordinary shares;
●	the instrument of transfer is properly stamped, if required;
●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and
●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with Nasdaq rules be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our currently effective memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from our shareholders.

Our currently effective memorandum and articles of association also authorizes our board of directors, without the need for any approval or consent from our shareholders, to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;
●	the number of shares of the series;
●	the dividend rights, dividend rates, conversion rights, voting rights; and
●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares, without the need for any approval or consent from, or other action by, our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charges and any special resolutions passed by our shareholders). However, we intend to provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions. Some provisions of our currently effective memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and
●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our currently effective memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;
●	is not required to open its register of members for inspection;
●	does not have to hold an annual general meeting;
●	may issue negotiable or bearer shares or shares with no par value;
●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	may register as a limited duration company; and
●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum. Without limiting the jurisdiction of the Cayman courts to hear, settle and/or determine disputes related to our company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our company to our company or the members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or our articles of association including but not limited to any purchase or acquisition of shares, security, or guarantee provided in consideration thereof, or (iv) any action asserting a claim against our company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including those arising from the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, shall be deemed to have notice of and consented to the provisions of our articles of association.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90.0% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, or (b) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;
●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition, which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholders);
●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that we shall indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow any one or more of our shareholders who together hold shares that carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders (except with regard to the removal of the chairman, who may only be removed from office by a special resolution). A director will also cease to be a director if he (i) becomes bankrupt; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our Company are required to comply with fiduciary duties, which they owe to our Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our memorandum and articles of association, our company may be dissolved, liquidated, or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association that require our Company to disclose shareholder ownership above any particular ownership threshold.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., (“JPMorgan”) acts as depositary for the ADSs. Each ADS represents an ownership of three thousand two hundred (3,200) Class A ordinary shares which we deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and all holders and beneficial owners from time to time of ADRs issued thereunder. Each ADS also represents any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 270 Park Avenue, Floor 8, New York, NY 10017.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement referred to above. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

●	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights at a meeting of holders of shares,

●	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Notwithstanding the above, we have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary for mailing, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●	a fee of up to U.S.$0.05 per ADS for any cash distribution made or for any elective cash/stock dividend offered pursuant to the deposit agreement;

●	an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●	an amount for the reimbursement of such charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

●	a fee of up to U.S.$0.05 per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the depositary, the company and/or any third party (which fee may be assessed against holders as of a record date set by the depositary);

●	stock transfer or other taxes and other governmental charges;

●	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) and any applicable delivery expenses (which are payable by such persons or holders);

●	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

●	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within the banking division of JPMorgan (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the "Disclosures" page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary. We did not receive any reimbursement from the depositary in 2025.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of the increase in any such fees and charges.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell (by public or private sale) any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including through SWIFT, telex or facsimile transmission), applicable delivery expenses or such other fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs at the time any amendment to the deposit agreement so becomes effective, such ADR holder is deemed, by continuing to hold such ADSs, to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of holders.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination. Additionally, the depositary may terminate the deposit agreement by mailing notice to the registered holders at least 30 days prior to the termination date if (i) 60 days have expired after the depositary gave notice of its resignation or we gave notice of its removal and a successor depositary is not operating, (ii) we are bankrupt, in liquidation, or insolvent, (iii) the ADRs are delisted from a national securities exchange, (iv) we effect a redemption of all or substantially all of the deposited securities or a distribution representing a return of substantially all their value, (v) no deposited securities remain, or (vi) a merger, consolidation, or sale of assets results in other property being delivered in exchange for deposited securities. Notwithstanding these notice periods, the depositary may terminate the deposit agreement immediately and without prior notice to us or any holder if (i) required by any law, rule, or regulation relating to sanctions, (ii) the depositary would be subject to liability under any applicable law, or (iii) required by any governmental authority. After the termination date, the depositary and its agents will perform no further acts under the deposit agreement except to hold distributions, deliver withdrawn securities, or take specific actions regarding the sale or transfer of shares, subject to the payment of applicable fees. If the deposited securities are listed and publicly traded and the depositary reasonably believes it can sell them without undue effort, it may endeavor to sell the securities and hold the net proceeds in trust for the benefit of the holders. However, if the securities are not listed or the depositary does not sell them, the depositary shall use reasonable efforts to ensure the ADSs cease to be DTC eligible, and once they are no longer DTC eligible and provided we are not to the depositary’s knowledge insolvent, the depositary shall (i) cancel the ADRs, (ii) instruct its custodian to deliver the deposited securities to us or our representative, and (iii) provide us with a copy of the ADR register. Upon receipt of these materials, we have agreed to (i) approve the transfer of the shares to the persons listed on the register, (ii) procure updates to our register of members, and (iii) provide the depositary with a certified copy of the updated register. If the depositary reasonably believes we are insolvent or in bankruptcy and the securities cannot be sold, the securities shall be deemed to have no value, and the depositary may surrender them to us for no consideration and notify holders that their ADSs have been cancelled. Finally, in connection with any termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored ADR program and allow holders to transition their shares into such a program.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which holders of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable. In the deposit agreement it provides that we, the depositary and any of our and their respective directors, officers, employees, agents and affiliates and each of them will:

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners of ADSs (A) if any present or future law, rule, regulation, fiat, order or decree of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or any ADR provides shall be done or performed by it or them (including, without limitation, voting) or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the deposit agreement or any ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners of ADSs) except to perform its obligations to the extent they are specifically set forth in the ADR and the deposit agreement without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners;

●	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs;

●	in the case of us and our agents under the deposit agreement be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and

●	not be liable (including, without limitation, to ADR holders or beneficial owners of ADSs) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us.

●	it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

●	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered holder of ADRs has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Notwithstanding anything in the deposit agreement or ADRs to the contrary, the depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary, its agents and we may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary is under no obligation to provide the ADR holders or beneficial owners of ADSs, or any of them, with any information about our tax status.

The depositary has no obligation to inform ADR holders or beneficial owners of, or any other holders of an interest in any ADSs about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of us, the depositary or the custodian, nor any of our or their respective directors, officers, employees, agents or affiliates, shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. None of us, the depositary, the custodian, or any of our or their respective directors, officers, employees, agents and affiliates, shall incur any liability for any tax or tax consequences that may be incurred by ADR holders and/or beneficial owners of, or other holders of interests in, ADSs or ADRs on account of their ownership or disposition of the ADSs or ADRs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary. Neither we, the depositary nor any of the depositary’s agents shall be liable to registered holders of ADR or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination, and split-up of ADRs, which shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. The depositary may close the ADR register at any time or from time to time when it deems it expedient to do so, and additionally, at our reasonable request, the depositary may close the issuance book portion of the register solely to enable us to comply with applicable law. Title to an ADR is generally transferable by delivery with the same effect as a negotiable instrument under New York law; provided that the depositary and our company may treat the registered holder as the absolute owner for all purposes and will have no obligation to a beneficial owner unless such person is the registered holder. Subject to the limitations regarding taxes and other charges set forth in the deposit agreement, an ADR may be split into other ADRs or combined into a single ADR evidencing the same aggregate number of ADSs upon the surrender of the ADR at the depositary’s office with proper instruments of transfer. Furthermore, at the request of a registered holder, the depositary shall substitute a certificated ADR with a direct registration ADR, or vice versa, for any authorized number of ADSs representing the same aggregate total. The depositary will also maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

●	acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners of ADSs and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a registered holder of ADRs shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such registered holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the registered holder of an ADR shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADR.

Governing Law

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated herein or therein, or the breach thereof (whether based on contract, tort, common law or any other theory); provided, however, no provision of the deposit agreement or any ADR is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:

●	the title and nominal value of the preferred shares;
●	the number of preferred shares we are offering;
●	the liquidation preference per preferred share, if any;
●	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);
●	whether preferential subscription rights will be issued to existing shareholders;
●	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
●	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the company;
●	the procedures for any auction and remarketing, if any;
●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
●	any listing of the preferred shares on any securities exchange or market;
●	whether the preferred shares will be convertible into our Class A ordinary shares (including in the form of ADSs) or preferred shares of another category, and, if applicable, conditions of an automatic conversion into Class A ordinary shares (including in the form of ADSs), if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;
●	voting rights, if any, of the preferred shares;
●	preemption rights, if any;
●	other restrictions on transfer, sale or assignment, if any;
●	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;
●	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
●	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and
●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause us to issue from time to time, out of our authorized share capital (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and ADSs and reduce the likelihood that holders of ordinary shares and ADSs will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ADSs. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares (including in the form of ADSs) or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase Class A ordinary shares and preferred shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;
●	the aggregate number of such warrants;
●	the price or prices at which such warrants will be issued and exercised;
●	the currency or currencies in which the price of such warrants will be payable;
●	the securities purchasable upon exercise of such warrants;
●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
●	information with respect to book-entry procedures, if any;
●	any material Cayman Islands or United States federal income tax consequences;
●	the antidilution provisions of the warrants, if any; and
●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase Class A ordinary shares, including Class A ordinary shares represented by ADSs. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the title of such subscription rights;
●	the securities for which such subscription rights are exercisable;
●	the exercise price for such subscription rights;
●	the number of such subscription rights issued to each shareholder;
●	the extent to which such subscription rights are transferable;
●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;
●	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);
●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;
●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and
●	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the Class A ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
●	any unit agreement under which the units will be issued;
●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
●	whether the units will be issued in fully registered or global form.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;
●	an effective judicial system;
●	a favorable tax system;
●	the absence of exchange control or currency restrictions; and
●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and
●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Travers Thorp Alberga, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States. We have also been advised by Travers Thorp Alberga that a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained by fraud, and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties or similar arrangements between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. There are no treaties and only limited reciprocity arrangements between China and the United States or the Cayman Islands that govern the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell or distribute the securities described in this prospectus from time to time in one or more of the following ways:

●	to or through underwriters or dealers;
●	directly to one or more purchasers;
●	through agents;
●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
●	through a combination of any of these methods of sale; or
●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following, if applicable:

●	the name or names of any underwriters or agents;
●	any public offering price;
●	the proceeds from such sale;
●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
●	any over-allotment options under which underwriters may purchase additional securities from us;
●	any discounts or concessions allowed or reallowed or paid to dealers; and
●	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

●	at a fixed price or prices, which may be changed;
●	at prices relating to prevailing market prices at the time of sale;
●	at varying prices determined at the time of sale;
●	at negotiated prices; or
●	for no consideration.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries, in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of our Class A ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Certain other legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of NaaS Technology Inc. as of December 31, 2025, incorporated in this prospectus by reference to the 2025 Form 20-F have been audited by Guangdong Prouden CPAs GP, independent registered public accounting firm, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of NaaS Technology Inc. as of December 31, 2023 and 2024, incorporated in this prospectus by reference to the 2025 Form 20-F have been audited by Enrome LLP, independent registered public accounting firm, and have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The office of Guangdong Prouden CPAs GP is located at Unit 01, 22nd Floor, No. 21 West Zhujiang Road, Tianhe District, Guangzhou, China. The office of Enrome LLP is located at 77 Robinson Road, #08-02 Robinson 77, Singapore 068896.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F within four months after the end of each fiscal year. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of quarterly reports and proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. You can also find information on our website https://www.enaas.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on April 17, 2026;
●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;
●	our current report on Form 6-K furnished to the SEC on May 20, 2026, including the exhibit thereto;
●	our current report on Form 6-K furnished to the SEC on June 1, 2026;
●	our current report on Form 6-K furnished to the SEC on June 5, 2026, including the exhibit thereto;
●	our current report on Form 6-K furnished to the SEC on June 29, 2026;
●	our current report on Form 6-K furnished to the SEC on July 9, 2026, including the exhibit thereto;
●	our current report on Form 6-K furnished to the SEC on July 17, 2026;
●	our current report on Form 6-K furnished to the SEC on July 22, 2026;
●	our current report on Form 6-K furnished to the SEC on July 29, 2026;
●	our current report on Form 6-K furnished to the SEC on August 5, 2026, including the exhibit thereto;
●	our current report on Form 6-K furnished to the SEC on August 14, 2026;

●	our current report on Form 6-K furnished to the SEC on August 31, 2026, including the exhibits thereto;

●	our current report on Form 6-K furnished to the SEC on November 5, 2026, including the exhibits thereto;

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus; and

●	the description of securities contained as Exhibit 2.6 to our annual report on Form 20-F filed with the SEC on April 17, 2026, including any amendment or reports filed for the purpose of updating such description.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

NaaS Technology Inc.

Newlink Center, Area G, Building 7, Huitong Times Square

No.1 Yaojiayuan South Road, Chaoyang District

Beijing, 100024, The People’s Republic of China

+86 (10) 8551-0808

ir@enaas.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our currently effective memorandum and articles of association provide that we shall indemnify our directors, secretary, assistant secretary, or other officers and the personal representatives of the same (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with each of our directors and executive officers, the form of which was filed as Exhibit 4.10 to our shell company report on Form 20-F (File No. 001-38235) filed with the SEC on June 16, 2022. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS

The exhibits to this registration statement are listed in the Index to Exhibits below.

ITEM 10. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting Agreement
4.1	Registrant’s Specimen Certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 2.2 to the shell company report on Form 20-F (File No. 001-38235), filed with the Securities and Exchange Commission on June 16, 2022)
4.2	Form of Registrant’s Specimen American Depositary Receipt (incorporated by reference to Exhibit 4.2 of the registration statement on Form S-8 (File No. 333-296552), filed by the Registrant with the SEC on June 5, 2026)
4.3	Deposit Agreement by and among the Registrant, the depositary and owners and holders of the ADSs, dated October 19, 2017 (incorporated by reference to Exhibit 4.3 of the registration statement on Form S-8 (File No. 333-267654), filed by the Registrant with the SEC on September 29, 2022)
4.4	Amendment No. 1 to Deposit Agreement dated October 19, 2017 by the Registrant, the depositary and owners and holders of the ADS (incorporated by reference to Exhibit (a)(2) to the post-effective amendment to Form F-6, filed with the SEC on May 31, 2022)
4.5	Form of Amendment No. 2 to the Amended and Restated Deposit Agreement by and among the Registrant, the depositary and holders and beneficial owners of the ADSs (incorporated by reference to Exhibit (a)(3) of our Post-Effective Amendment No. 3 To Form F-6 filed with the SEC on July 14, 2025)
4.6	Form of Warrant issued to the purchasers pursuant to the Securities Purchase Agreement (incorporated by reference to Exhibit 4.6 to our Current Report on Form 6-K filed with the SEC on March 13, 2024)
4.7	Promissory note executed by China Newlink Holding Limited in favor of Dada Auto, dated as of August 30, 2024 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 6-K filed with the SEC on October 4, 2024)
4.8	Form of Warrant (incorporated by reference to Exhibit 99.2 to our Current Report on Form 6-K filed with the SEC on April 1, 2025)
4.9	Form of Amendment to Warrant to Purchase Ordinary Shares Represented by American Depositary Shares (incorporated by reference to Exhibit 4.1 of our Current Report on Form 6-K (File No. 001-38235) filed with the SEC on March 6, 2026)
4.10	Form of 2026 Warrants (incorporated by reference to Exhibit 4.2 of our Current Report on Form 6-K (File No. 001-38235) filed with the SEC on March 6, 2026)
4.11†	Registrant’s Specimen Certificate for Preferred Shares
4.12*	Form of Indenture
4.13†	Form of Warrant Agreement (including Warrant Certificate)
4.14†	Form of Subscription Right Agreement (including form of Right Certificate)
4.15†	Form of Unit Agreement (including form of Unit Certificate)
5.1*	Opinion of Travers Thorp Alberga regarding the validity of the ordinary shares being registered
8.1*	Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Jingtian & Gongcheng regarding certain PRC law matters
23.1*	Consent of Enrome LLP
23.2*	Consent of Guangdong Prouden CPAs GP
23.3*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
23.4*	Consent of Jingtian & Gongcheng (included in Exhibit 8.2)
24.1*	Power of Attorney (included on signature page of Part II of this Registration Statement)
25.1†	Statement of Eligibility of Trustee under the Indenture (to be filed separately under the electronic form type 305B2, if applicable)
107*	Calculation of Filing Fee Table

*	Filed herewith
†	To be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on November 6, 2026.

NaaS Technology Inc.

By:	/s/ Steven Sim
	Name:	Steven Sim
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Steven Sim, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Zhen Dai	Chairman of the Board of Directors	November 6, 2026
Zhen Dai

/s/ Yang Wang	Director and Chief Executive Officer	November 6, 2026
Yang Wang	(Principal Executive Officer)

/s/ Steven Sim	Chief Financial Officer	November 6, 2026
Steven Sim	(Principal Accounting and Financial Officer)

/s/ Weilin Sun	Director	November 6, 2026
Weilin Sun

/s/ Wei Zhang	Independent Director	November 6, 2026
Wei Zhang

/s/ Xiaoli Liu	Independent Director	November 6, 2026
Xiaoli Liu

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of NaaS Technology Inc. has signed this registration statement or amendment thereto in New York, New York on November 6, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President